Free Writing Prospectus

Dated April 19, 2023

Filed Pursuant to Rule 433(d)

Registration No. 333-260819

Registration No. 333-260819-06

*Pricing Details* $1.50bn CarMax Auto Owner Trust 2023-2 (CARMX 2023-2) Prime Auto Loan ABS

Joint Leads: MUFG (struc), Barclays, J.P. Morgan, Mizuho

Co-Managers: RBC, Scotia, TD, Truist

ANTICIPATED CAPITAL STRUCTURE

CLS	SZ($mm)	WAL	S&P/FTCH*	P.WIN	E.FIN	L.FIN	BENCH	SPRD	YIELD	CPN	PX
A-1	300.000	0.28	A-1+/F1+	1-7	11/23	05/24	I-CURV	+32	5.508	5.508	100.00000
A-2A	315.000	1.16	AAA/AAA	7-22	02/25	06/26	I-CURV	+85	5.567	5.50	99.99633
A-2B	214.000	1.16	AAA/AAA	7-22	02/25	06/26	SOFR30A	+85			100.00000
A-3	467.000	2.59	AAA/AAA	22-42	10/26	01/28	I-CURV	+105	5.108	5.05	99.98937
A-4	90.740	3.70	AAA/AAA	42-47	03/27	11/28	I-CURV	+120	5.063	5.01	99.99883
B	40.560	3.89	AA/AA	47-47	03/27	11/28	I-CURV	+140	5.241	5.18	99.98379
C	42.090	3.89	A/A	47-47	03/27	11/28	I-CURV	+180	5.641	5.57	99.97993
D	30.610	3.89	BBB+/BBB	47-47	03/27	10/29	I-CURV	+280	6.641	6.55	99.99712

*	Expected Ratings

-TRANSACTION DETAILS-

BBG TICKER : CARMX 2023-2

DEAL SIZE : $1.50bn

FORMAT : SEC Registered

EXP. RATINGS : S&P / Fitch

ERISA : Yes

RISK RETENTION : US RR = Yes, EU RR = No

MIN DENOMS : $5k x $1k

PXING SPEED : 1.3% ABS to Call

EXPECTED PRICING : Priced

EXPECTED SETTLE : 04/26/2023

FIRST PAY DATE : 05/15/2023

B&D : MUFG

-ATTACHMENTS-

Preliminary Prospectus, FWP, CDI (attached)

Dealroadshow : https://dealroadshow.com Entry Code (Case Sensitive) : CARMX232

Direct Link : https://dealroadshow.com/e/CARMX232

Intex Deal name : mitcaot_2023-2 / Password: K7AK

SSAP : CARMX20232

-CUSIPs-

A-1 142921AA3

A-2A 142921AB1

A-2B 142921AC9

A-3 142921AD7

A-4 142921AE5

B 142921AF2

C 142921AG0

D 142921AH8

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.